Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

We consent to the use in this Registration Statement on Form S-1 of OMNI Energy Services Corp. of our report for the year ended December 31, 2003 dated March 12, 2004, except for Notes 1, 11, and 13 as they relate to 2003 and the 10th paragraph of Note 15, for which the date is July 29, 2005, appearing in the Prospectus, which is a part of the Registration Statement.

We also consent to the reference to our firm under the captions “Changes in and disagreements with accountants on accounting and financial disclosures” and “Experts” in such Prospectus.

/s/ Fitts, Roberts & Co., P.C.
Houston, Texas
January 13, 2006